UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

    Reseal International Corporation
    599 Lexington Avenue
    New York, New York  10022

2. Issuer Name and Ticker or Trading Symbol

   INTERNATIONAL DISPENSING CORPORATION (IDND)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   1/99

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |1/28  | S  | |    5,000         | D |   .75     |    1,203,731      |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    19,986        | D |$88,454.03(1)|                 |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |   15,000         | D |   .75     |                   |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    6,667         | D |   .75     |                   |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    6,667         | D |   .75     |                   |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    6,666         | D |   .75     |                   |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|



                                  Page 1 of 3

___________________________________________________________________________________________________________________________________|
Common Stock               |1/28  | S  | |    25,000        | D |   .75     |                   |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    20,000        | D |   .75     |                   |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    16,291        | D |$19,275.00(1)|                 |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    10,000        | D |$11,832.00(1)|                 |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |    10,000        | D |$11,832.00(1)|                 |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |     5,000        | D |$5,916.00(1)|                  |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |     5,000        | D |$5,916.00(1)|                  |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |1/28  | S  | |     5,000        | D |$5,916.00(1)|                  |  D   |
                           | /99  |    | |                  |   |           |                   |      |
-----------------------------------------------------------------------------------------------------------------------------------|


                                  2 of 3 Pages

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

(1) The dollar amount listed represents the aggregate amount of debt for which the shares of Common Stock were sold.



RESEAL INTERNATIONAL CORPORATION

    /s/ Greg Pardes
By: --------------------
Name: Greg Pardes
Title: Chief Executive Officer

  ** Signature of Reporting Person

DATE
2/9/99

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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                                   3 of 3 Pages